Filed pursuant to Rule 424(b)(7)
Registration No. 333-206169

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	1,124	$246.75	$277,347.00	$27.93

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low sales price of a share of the Registrant’s common stock, as reported by the New York Stock Exchange on December 17, 2015.
(2)	Calculated in accordance with Rules 456(b), 457(c) and 457(r) of the Securities Act.

SUPPLEMENT NO. 1

(To prospectus supplement dated December 15, 2015 and prospectus dated December 3, 2015)

1,124 Shares

INTERCONTINENTAL EXCHANGE, INC.

Common Stock

References in this supplement no. 1 or the accompanying prospectus supplement and prospectus to the “Company”, “ICE”, “we”, “us” and “our” are to Intercontinental Exchange, Inc. and not to any of its subsidiaries unless otherwise specified or the context requires otherwise.

This supplement no. 1 supplements the prospectus supplement dated December 15, 2015 and the prospectus dated December 3, 2015 of the Company and relates to the resale from time to time of up to an additional 1,124 shares of our common stock, par value $0.01 per share, held by the selling stockholders identified in this supplement no. 1. We are not selling any of our common stock pursuant to this supplement no. 1, and we will not receive any proceeds from the sale of our common stock offered by this supplement no. 1 by the selling stockholders.

This supplement no. 1 should be read in conjunction with the accompanying prospectus supplement and prospectus and is qualified by reference thereto, except to the extent that the information presented herein supersedes the information contained in the accompanying prospectus supplement and prospectus. This supplement no. 1 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is listed on the New York Stock Exchange under the symbol “ICE”. The last reported closing sale price of our common stock on the New York Stock Exchange on December 18, 2015 was $244.58 per share.

Investing in our securities involves risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement no. 1 or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this supplement no. 1 is December 21, 2015.

SELLING STOCKHOLDERS

The following information supplements the information appearing under the heading “Selling Stockholders” in the accompanying prospectus supplement.

In connection with the Company’s acquisition of Interactive Data Holdings Corporation (“IDC Merger”) and after the closing date of the IDC Merger and the filing of the accompanying prospectus supplement relating to the resale of the shares issued by the Company on such closing date, we issued to the selling stockholders identified herein 1,124 shares of common stock (the “Supplemental Registrable Securities”) subject to the Stockholders and Registration Rights Agreement (the “Registration Rights Agreement”), dated as of December 14, 2015, by and among the Company and each of the persons whose name appears on the signature pages thereto or who becomes a party thereto pursuant to the execution of a joinder agreement. We are registering the Supplemental Registrable Securities, which are covered by this supplement no. 1 and the accompanying prospectus supplement and prospectus, for resale by the selling stockholders identified herein in order to fulfill our obligation under the Registration Rights Agreement. The information contained in the table below in respect of the selling stockholders identified herein (including the number of shares beneficially owned and the number of shares offered) has been obtained from the selling stockholders and has not been independently verified by us. The “selling stockholders” include the selling stockholders listed below and their respective pledgees, assignees, transferees, donees and successors-in-interest. We may amend or supplement this supplement no. 1 from time to time in the future to update or change this list of selling stockholders and Supplemental Registrable Securities which may be offered and sold to identify such pledgees, assignees, transferees, donees and other successors-in-interest. The registration of the Supplemental Registrable Securities does not necessarily mean that the selling stockholders will sell all or any of the Supplemental Registrable Securities. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of Supplemental Registrable Securities is based upon the assumption that the selling stockholders will sell all of the Supplemental Registrable Securities beneficially owned by them that are covered by this supplement no. 1 and the accompanying prospectus supplement and prospectus. The ownership percentage indicated in the following table is based on the 109,764,674 total outstanding shares of Company common stock as of December 10, 2015, plus the 2,527,658 shares of common stock issued in the Company’s acquisition of the business of Trayport, Inc., the 6,451,547 shares of common stock issued in the IDC Merger as of the date of the prospectus supplement, and the additional 1,554 shares of common stock issued in the IDC Merger as of the date of this supplement no. 1 (all of which are being registered for resale by means of this supplement no. 1, except for 430 shares issued to a stockholder who is not a party to the Registration Rights Agreement). Unless otherwise noted in footnotes to the table below, each selling stockholder has sole voting and investment power with respect to the shares of Company common stock such selling stockholder beneficially owns.

Selling Stockholders (1)	Number of Shares Beneficially Owned	Percent of Class	Number of Shares Offered	Number of Shares of Class Beneficially Owned After Sale	Percentage of Shares of Class Beneficially Owned After Sale
Rhonda Brier	178	*	178	0	*
Carolyn Cosandey	70	*	70	0	*
Radhakrishna Kuchibhotla	26	*	26	0	*
Yingchen Li	168	*	168	0	*
Darryl Mueller	449	*	449	0	*
Patricia Natale	163	*	163	0	*
Martha Tuttle	70	*	70	0	*

*	Less than 1%.
(1)	Certain of the selling stockholders are employees of ICE or its subsidiaries. In addition, the selling stockholders have certain rights pursuant to the Registration Rights Agreement, which are described more fully in our Current Report on Form 8-K filed on December 14, 2015, which is incorporated by reference in the accompanying prospectus supplement including Exhibit 4.1 to such Form 8-K. Other than such employment relationships and registration rights, there are no material relationships between the selling stockholders and the Company.

PROSPECTUS SUPPLEMENT

(To prospectus dated December 3, 2015)

6,451,547 Shares

INTERCONTINENTAL EXCHANGE, INC.

Common Stock

References in this prospectus supplement or the accompanying prospectus to the “Company”, “ICE”, “we”, “us” and “our” are to Intercontinental Exchange, Inc. and not to any of its subsidiaries unless otherwise specified or the context requires otherwise.

This prospectus supplement relates to the resale from time to time of up to 6,451,547 shares of our common stock, par value $0.01 per share, held by the selling stockholders identified in this prospectus supplement. We are not selling any of our common stock pursuant to this prospectus supplement, and we will not receive any proceeds from the sale of our common stock offered by this prospectus supplement by the selling stockholders.

The selling stockholders or their successors may sell our common stock directly or alternatively through underwriters, broker-dealers or agents they select and in one or more public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices, as further described herein. If the stock is sold through underwriters, broker-dealers or agents, the selling stockholders or purchasers of the stock will be responsible for underwriting discounts or commissions and broker-dealers’ or agents’ commissions. The timing and amount of any sale is within the sole discretion of each selling stockholder, subject to certain restrictions. For more information regarding the sales of common shares by the selling stockholders pursuant to this prospectus supplement, please read “Plan of Distribution”.

Our common stock is listed on the New York Stock Exchange under the symbol “ICE”. The last reported closing sale price of our common stock on the New York Stock Exchange on December 14, 2015 was $245.58 per share.

Investing in our securities involves risk. See “Risk Factors” on page S-2 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2015.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell our common stock described in this prospectus supplement and in the accompanying prospectus in one or more offerings. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find Additional Information”.

Neither ICE nor any selling stockholder has authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described under “Where You Can Find Additional Information”, or any free writing prospectus that ICE files with the SEC. Neither ICE nor any selling stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus supplement is accurate as of any date other than the date on the cover page of this prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement outside of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at www.sec.gov or on our Internet site at www.intercontinentalexchange.com. Except for the documents referred to under the caption “Where You Can Find Additional Information” in this prospectus supplement and under the caption “Where You Can Find More Information” in the accompanying prospectus which are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus supplement or the accompanying prospectus. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

ICE has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to

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another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement prior to the termination of the applicable offering will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1)	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015 (File No. 001-36198);

2)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2015, filed on May 5, 2015 (File No. 001-36198);

3)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended June 30, 2015, filed on August 5, 2015 (File No. 001-36198);

4)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended September 30, 2015, filed on October 28, 2015 (File No. 001-36198);

5)	Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 15, 2015, filed on March 30, 2015 (solely to the extent incorporated by reference into Part III of Intercontinental Exchange Inc.’s 2014 Annual Report on Form 10-K) (File No. 001-36198);

6)	Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on January 6, 2015; May 19, 2015; May 27, 2015; September 17, 2015; October 26, 2015; October 28, 2015; November 10, 2015; November 13, 2015; November 18, 2015; November 24, 2015; December 11, 2015; December 11, 2015 and December 14, 2015 (File No. 001-36198); and

7)	All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In some cases, you can identify forward-looking statements by words such as “may”, “hope”, “might”, “can”, “could”, “will”, “should”, “expect”, “plan”, “anticipate,” “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks

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and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q incorporated by reference herein.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in ICE’s filings with the SEC. These risks and uncertainties include, without limitation, the following:

•	our expectations regarding the business environment in which we operate and trends in our industry, including trading volumes, clearing, fees and changing regulations;

•	conditions in global financial markets and domestic and international economic conditions;

•	volatility in commodity prices, equity prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indexes and foreign exchange rates;

•	the impact of any changes in domestic and foreign laws, regulations, rules or government policy with respect to financial markets, including any changes in previously issued regulations and policies, increased regulatory scrutiny or enforcement actions resulting from ongoing scrutiny of the U.S. equity market structure and our ability to comply with regulatory requirements;

•	the success of our clearing houses and our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions;

•	the performance and reliability of our technology and the technology of our third-party service providers;

•	our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire;

•	increasing competition and consolidation in our industry;

•	our ability to continue to realize the synergies and benefits of the NYSE Holdings (as defined below) acquisition within the expected time frame, and continue to integrate NYSE Holdings’ operations with our business;

•	our ability to complete any acquisition we have announced or will announce in the future, realize the anticipated cost savings and synergies of the acquisition (“IDC Merger”) of Interactive Data Holdings Corporation (“Interactive Data”) or any other acquisition we have announced or will announce in the future, and successfully integrate Interactive Data or any other company we may acquire with our business without material delay, higher than anticipated costs or difficulty or loss of key personnel;

•	our ability to identify and effectively pursue acquisitions and strategic alliances in the future;

•	our ability to keep pace with rapid technological developments and to ensure that the technology we utilize is not vulnerable to security risks, hacking and cyber attacks;

•	the soundness of our electronic platform and disaster recovery system technologies;

•	the accuracy of our cost estimates and expectations;

•	our belief that cash flows from operations will be sufficient to service our current levels of debt, the notes, and other indebtedness to be incurred in connection with the IDC Merger and to fund our working capital needs and capital expenditures for the foreseeable future;

•	our ability, on a timely and cost-effective basis, to offer additional products and services, leverage our risk management capabilities and enhance our technology;

•	our ability to maintain existing market participants and attract new ones;

•	our ability to protect our intellectual property rights, including the costs associated with such protection, and our ability to operate our business without violating the intellectual property rights of others;

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•	our ability to identify trends and adjust our business to benefit from such trends;

•	potential adverse results of threatened or pending litigation and regulatory actions and proceedings; and

•	general competitive, economic, political and market conditions and fluctuations.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement in the case of forward-looking statements contained in this prospectus supplement, or the dates of the documents incorporated by reference into this prospectus supplement in the case of forward-looking statements made in those incorporated documents.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

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SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the other incorporated documents, including in particular the section entitled “Risk Factors” of this prospectus supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment decision.

Company Overview

Together with our consolidated subsidiaries, we are a leading global operator of regulated exchanges, clearing houses and listing venues, and a provider of data services for commodity and financial markets. We operate regulated marketplaces for trading and clearing a broad array of derivatives and securities contracts across major asset classes, including energy and agricultural commodities, interest rates, equities, equity derivatives, credit derivatives, bonds and currencies.

Our exchanges include: futures exchanges in the United States, United Kingdom, continental Europe, Canada and Singapore and cash equities exchanges and equity options exchanges in the United States. We operate over-the-counter, or OTC, markets for physical energy and credit default swaps, or CDS. We also own seven central counterparty clearing houses serving the global derivatives markets. Through our trading, clearing, listings and post-trade platforms, we bring together buyers and sellers by offering liquid markets, benchmark products, access to capital markets, data and a range of services to support market participants’ investing, risk management and capital raising activities.

We were previously known as IntercontinentalExchange Group, Inc. and changed our name to Intercontinental Exchange, Inc., a Delaware corporation, on June 2, 2014. We were organized on March 6, 2013 as a direct, wholly-owned subsidiary of Intercontinental Exchange Holdings, Inc. (formerly known as IntercontinentalExchange, Inc.) for the purpose of effecting Intercontinental Exchange Holdings, Inc.’s acquisition of NYSE Holdings LLC (formerly known as NYSE Euronext Holdings LLC) (“NYSE Holdings”), which occurred on November 13, 2013 in a stock and cash transaction valued at $11.1 billion. Upon completion of the acquisition, Intercontinental Exchange Holdings, Inc. and NYSE Holdings each became our wholly-owned subsidiaries. NYSE Holdings is a guarantor of certain of our existing senior indebtedness. NYSE Holdings LLC was organized on May 22, 2006 as a Delaware limited liability company. The predecessor entity to Intercontinental Exchange Holdings, Inc. was established in May 2000.

On December 11, 2015, the Company completed its acquisition of the business of Trayport, Inc. (the “Trayport Acquisition”) in exchange for 2,527,658 shares of common stock, par value $0.01 per share, in respect of the $650 million purchase price (as adjusted at closing). On December 14, 2015, the Company completed the IDC Merger in exchange for approximately $3.65 billion in cash and approximately 6.47 million shares of common stock which had a value of $1.67 billion based on the 10-day volume weighted average price of ICE common stock on December 10, 2015, excluding amounts paid for cash on hand and tax benefits at Interactive Data.

Additional Information

Our principal executive offices are located at 5660 New Northside Drive, Atlanta, Georgia 30328, our telephone number is (770) 857-4700 and our website is www.intercontinentalexchange.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus supplement.

RISK FACTORS

An investment in our common stock involves risk. Prior to making a decision about investing in our common stock, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding our common stock, as well as the risk factors and the regulatory update information incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading “Risk Factors” and other filings we have made or may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your common stock at or above the price you paid for your common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions in global financial markets and domestic and international economic conditions;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common shares;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in domestic and foreign laws, regulations, rules or government policy with respect to financial markets, including any changes in previously issued regulations and policies, increased regulatory scrutiny or enforcement actions resulting from ongoing scrutiny of the U.S. equity market structure and our ability to comply with regulatory requirements;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	sales of common shares by us or members of our management team;

•	our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire;

•	volatility in commodity prices, equity prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indexes and foreign exchange rates;

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

•	the other factors described under “Forward Looking Statements” in this prospectus supplement.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

We may issue our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common shares will have on the market price of our common stock. Sales of substantial amounts of our common stock (including our common stock issued in connection with an acquisition or investment), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our operating subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our stockholders and principal and interest on our outstanding debt, is dividends from our subsidiaries. There are statutory and regulatory limitations on the payment of dividends by certain of our subsidiaries to us. If our subsidiaries are unable to make dividend payments to us and sufficient cash or liquidity is not otherwise available, we may not be able to make dividend payments to our stockholders, principal and interest payments on our outstanding debt or repurchase shares of our common stock. Further, we have guaranteed the payment of certain debt obligations by our subsidiary, NYSE Holdings. This guarantee may require us to provide substantial funds or assets to creditors of our subsidiaries at a time when we are in need of liquidity to fund our own obligations and may affect our ability to make dividend payments to our stockholders, principal and interest payments on our outstanding debt or repurchase shares of our common stock.

Provisions of our organizational documents and Delaware law may delay or deter a change of control of ICE.

Our organizational documents contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, ICE. These provisions make a change of control less likely, which may be contrary to the desires of certain of our stockholders. Many of these provisions are required by relevant regulators in connection with our ownership and operation of U.S. and European equity exchanges. For example, our organizational documents include provisions that require our Board of Directors to consider the impact on our security exchanges to discharge their responsibilities and duties prior to taking certain actions and generally restrict any person (either alone or together with its related persons) from (i) voting or causing the voting of shares of stock representing more than 10% of our outstanding voting capital stock (including as a result of any agreement by any other persons not to vote shares of stock) or (ii) beneficially owning shares of stock representing more than 20% of the outstanding shares of any class or series of our capital stock. Further, our organizational documents generally limit the ability of stockholders to call special stockholders’ meetings or act by written consent, and generally authorize our board of directors, without stockholder approval, to issue and fix the rights and preferences of one or more series of preferred stock. In addition, provisions of Delaware law may have a similar effect, such as provisions limiting the ability of certain interested stockholders, as defined under Delaware law, from causing the merger or acquisition of a corporation against the wishes of the board of directors.

USE OF PROCEEDS

We will not receive any proceeds as a result of the sale of the Registrable Securities (as defined below) by the selling stockholders described in this prospectus supplement and the accompanying prospectus.

SELLING STOCKHOLDERS

On December 14, 2015, the Company completed the IDC Merger pursuant to an Agreement and Plan of Merger, dated as of October 26, 2015 (the “Merger Agreement”). Under the terms of the Merger Agreement, the Company acquired Interactive Data through a merger of Red Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with and into Interactive Data, and Interactive Data is now a wholly-owned subsidiary of the Company. The aggregate consideration paid by the Company was approximately $3.65 billion in cash (which was used to repay indebtedness of Interactive Data as well as to pay cash merger consideration to Interactive Data’s equityholders) and approximately 6.47 million shares of ICE common stock issued to Interactive Data’s equityholders (which had a value of $1.67 billion based on the 10-day volume weighted average price of ICE common stock on December 10, 2015). The cash consideration paid by the Company is subject to post-closing adjustment for Interactive Data’s working capital as of the closing date.

In connection with the acquisition, we issued to the selling stockholders the 6,451,547 shares of common stock (the “Registrable Securities”) subject to the Stockholders and Registration Rights Agreement, dated as of December 14, 2015, by and among the Company and each of the persons whose name appears on the signature pages thereto or who becomes a party thereto pursuant to the execution of a joinder agreement. We are registering the Registrable Securities, which are covered by this prospectus supplement and the accompanying prospectus, for resale by the selling stockholders in order to fulfill our obligation under the Registration Rights Agreement. The information contained in the table below in respect of the selling stockholders (including the number of shares beneficially owned and the number of shares offered) has been obtained from the selling stockholders and has not been independently verified by us. The “selling stockholders” include the selling stockholders listed below and their respective pledgees, assignees, transferees, donees and successors-in-interest. We may amend or supplement this prospectus supplement from time to time in the future to update or change this list of selling stockholders and Registrable Securities which may be offered and sold to identify such pledgees, assignees, transferees, donees and other successors-in-interest. The registration of the Registrable Securities does not necessarily mean that the selling stockholders will sell all or any of the Registrable Securities. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of Registrable Securities is based upon the assumption that the selling stockholders will sell all of the Registrable Securities beneficially owned by them that are covered by this prospectus supplement and the accompanying prospectus. The ownership percentage indicated in the following table is based on the 109,764,674 total outstanding shares of Company common stock as of December 10, 2015, plus the 2,527,658 shares of common stock issued in the Trayport Acquisition and the 6,451,547 shares of common stock issued in the IDC Merger as of the date of this prospectus supplement. Unless otherwise noted in footnotes to the table below, each selling stockholder has sole voting and investment power with respect to the shares of Company common stock such selling stockholder beneficially owns.

Selling Stockholders(1)	Number of Shares Beneficially Owned	Percent of Class	Number of Shares Offered	Number of Shares of Class Beneficially Owned After Sale	Percentage of Shares of Class Beneficially Owned After Sale
Silver Lake Partners III, L.P.(2)(3)(4)	2,497,119	2.10%	2,497,119	0	*
Silver Lake Technology Investors III, L.P.(2)(3)(4)	26,383	*	26,383	0	*
Warburg Pincus Private Equity X, L.P.(3)(4)(5)	2,032,263	1.71%	2,032,263	0	*
Warburg Pincus X Partners, L.P.(3)(4)(5)	70,355	*	70,355	0	*
WP X Finance, L.P.(3)(4)(5)	166,901	*	166,901	0	*

Igloo Co-Invest, LLC(3)(6)	1,167,974	*	1,167,974	0	*
2013 Slaine Family Investment Trust	17,968	*	17,968	0	*
Samuel Adams	70	*	70	0	*
Edward Addvensky	413	*	413	0	*
Jean Aiken	482	*	482	0	*
Olakunle Babarinde	71	*	71	0	*
Jon Barasch	385	*	385	0	*
George Baroulakis	70	*	70	0	*
Adrian Bates	183	*	183	0	*
Marc Batten	385	*	385	0	*
Celie Baussan	3,983	*	3,983	0	*
Lorin Beatty	530	*	530	0	*
Anthony Charles Belcher	534	*	534	0	*
Amy Berne	4,535	*	4,535	0	*
Joshua Berne	4,437	*	4,437	0	*
James Black	2,167	*	2,167	0	*
Nathan Bouley	482	*	482	0	*
Matthew Brodin	482	*	482	0	*
Sean Brown	721	*	721	0	*
Phil Burch	48	*	48	0	*
William Burns	378	*	378	0	*
Jessica Burruss	78	*	78	0	*
Susan Burud	209	*	209	0	*
Peter Castrichini	482	*	482	0	*
Scott Caudell	3,857	*	3,857	0	*
William Chambers	675	*	675	0	*
Vincent Chippari	5,480	*	5,480	0	*
Robert Coletti	70	*	70	0	*
Stephen Daffron	26,251	*	26,251	0	*
Raymond D’Arcy	360	*	360	0	*
Robert Dawley	144	*	144	0	*
Charles Dennis	85	*	85	0	*
Stefano Di Stefano	385	*	385	0	*
Sonia Dixon	385	*	385	0	*
Emmanuel Doe	1,785	*	1,785	0	*
Kevin Downey	129	*	129	0	*
Elizabeth Duggan	2,025	*	2,025	0	*
Adrian Falcone	1,928	*	1,928	0	*
Scott Feagans	144	*	144	0	*
Brian Fellion	964	*	964	0	*
Geoffrey Fite	701	*	701	0	*
Christen Fleming	179	*	179	0	*
Morris Ford	496	*	496	0	*
Diane Frost	190	*	190	0	*
William Gartland	361	*	361	0	*
Louis Gehring	675	*	675	0	*
Rodney Geres	289	*	289	0	*
Alexander Goor	73,046	*	73,046	0	*
Eric Gulbrandsen	314	*	314	0	*
Susan Haberl	70	*	70	0	*
Robert Haddad	482	*	482	0	*
Lori Hannay	1,350	*	1,350	0	*

Andrew Hausman	2,467	*	2,467	0	*
Mark Heckert	964	*	964	0	*
John Heflin	322	*	322	0	*
Erin Heise	385	*	385	0	*
Mark Hepsworth	10,846	*	10,846	0	*
Jeremy Hough	70	*	70	0	*
Rogers Howard	96	*	96	0	*
William Hutton	96	*	96	0	*
Scott Johnson	77	*	77	0	*
Richard Jones	1,339	*	1,339	0	*
Helen Keane	89	*	89	0	*
Robert Kenny	1,446	*	1,446	0	*
Marc Kramer	48	*	48	0	*
Susan Kruger	48	*	48	0	*
Christopher Krupa	192	*	192	0	*
Richmond Kyei-Fordjour	70	*	70	0	*
David Lampert	233	*	233	0	*
David Lane	192	*	192	0	*
Kenneth Lee	385	*	385	0	*
Robert Leone	289	*	289	0	*
John Locksley	179	*	179	0	*
James Mangold	210	*	210	0	*
Sean Marrinan	80	*	80	0	*
Joseph Mazalewski	70	*	70	0	*
Todd McGee	421	*	421	0	*
Levent Mehmet	289	*	289	0	*
Annie Morris	662	*	662	0	*
Gail Morrison	210	*	210	0	*
Sandy Moy	214	*	214	0	*
Matthew Murphy	140	*	140	0	*
Daniel Murray	192	*	192	0	*
Shannon Myatt	144	*	144	0	*
Jay Nadler	16,554	*	16,554	0	*
Nadler Family Investments LLC	6,064	*	6,064	0	*
Thomas Nisivoccia	129	*	129	0	*
Tim Noble	2,141	*	2,141	0	*
Jean-Luc Nosbusch	70	*	70	0	*
Anne O’Brien	267	*	267	0	*
Andrea O’Rourke	482	*	482	0	*
John Palestra	192	*	192	0	*
Bruno Palmino	385	*	385	0	*
Jonathan Parisi	70	*	70	0	*
Michael Passanisi	190	*	190	0	*
Alfredo Pastro	2,623	*	2,623	0	*
Antonio Petruso	144	*	144	0	*
Maryanne Petry	357	*	357	0	*
Eric Pinstein	280	*	280	0	*
Charles Price	70	*	70	0	*
Lisa Principe	89	*	89	0	*
Vincent Procacci	157	*	157	0	*
Andrew Prozes	10,781	*	10,781	0	*
Philippe Rasborn	385	*	385	0	*

Daniel Richer	192	*	192	0	*
Christopher Riggio	127	*	127	0	*
Peter Rizzo	89	*	89	0	*
Edward Ross	70	*	70	0	*
Jeffrey Roy	678	*	678	0	*
Neil Rudden	179	*	179	0	*
Claudio Salinardi	428	*	428	0	*
Rebecca Shapiro	71	*	71	0	*
Mary Singh	18	*	18	0	*
Mason Slaine	199,699	*	199,699	0	*
Andrew Smith	3,736	*	3,736	0	*
Michael Spillane	96	*	96	0	*
Craig Spital	70	*	70	0	*
Kenneth Starr	675	*	675	0	*
Carol Sweeney	1,350	*	1,350	0	*
Timothy Sweeney	89	*	89	0	*
The Daffron 2015 Grantor Retained Annuity Trust No. 6	38,725	*	38,725	0	*
The David Slaine 2010 Trust	11,230	*	11,230	0	*
Alfred Turello	482	*	482	0	*
Alexander Upton	1,928	*	1,928	0	*
David Varano	385	*	385	0	*
Daniel Videtto	2,698	*	2,698	0	*
Glenn Wasserman	428	*	428	0	*
Martin Williams	675	*	675	0	*
Daniel Windle	556	*	556	0	*
Gary Wright	70	*	70	0	*

*	Less than 1%.
(1)	Certain of the selling stockholders are employees of ICE or its subsidiaries. In addition, the selling stockholders have certain rights pursuant to the Registration Rights Agreement, which are described more fully in our Current Report on Form 8-K filed on December 14, 2015, which is incorporated by reference in this prospectus supplement including Exhibit 4.1 to such Form 8-K. Other than such employment relationships and registration rights, there are no material relationships between the selling stockholders and the Company.
(2)	The general partner of each of Silver Lake Partners III, L.P. (“SLP III”) and Silver Lake Technology Investors III, L.P. (“SLTI III”) is Silver Lake Technology Associates III, L.P. (“SLTA III”). The general partner of SLTA III is SLTA III (GP), L.L.C. (“SLTA GP LLC”). The sole member of SLTA GP LLC is Silver Lake Group, L.L.C. (“Silver Lake Group” and, collectively with SLP III, SLTI III, SLTA III and SLTA GP LLC, the “Silver Lake entities”). Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Christian Lucas, Gregory Mondre and Joseph Osnoss are the members of the Investment Committee of SLTA III. As such, they may be deemed to have voting or dispositive power over the securities held by SLP III and SLTI III, however, each of them disclaims beneficial ownership of such securities. The address of each of the persons named in this footnote is 2775 Sand Hill Road Suite 100, Menlo Park, California 94025.
(3)	The Silver Lake entities, the Warburg Pincus entities (as defined below), Co-Invest Manager (as defined below) and Co-Invest (as defined below) are parties to certain agreements amongst themselves that provide for coordination of dispositions of the shares held by such parties. Accordingly, each such person may be deemed to share dispositive power over the shares beneficially owned by the other parties to such agreements; however, each of them disclaims beneficial ownership over any such shares solely on the basis of such agreements. The shares shown in the table above as beneficially owned by each of SLP III, SLTI III, the WP Sellers (as defined below) and Co-Invest (as defined below), exclude shares held by other parties to such agreements.
(4)	Excludes shares which may be deemed to be beneficially owned which are held by Co-Invest, which are discussed in footnote (6) below.

(5)	WPX GP, L.P. (“WPX GP”) is the managing general partner of WP X Finance, L.P. (“WP X Finance”). Warburg Pincus Private Equity X, L.P. (“WPPE X”) is the general partner of WXP GP. Warburg Pincus X, L.P. (“WP X LP”) is the general partner of WPPE X and Warburg Pincus X Partners, L.P. (“WPXP” and, collectively with WPPE X and WP X Finance, the “WP Sellers”). Warburg Pincus X GP L.P. (“WP X GP”), is the general partner of WP X LP. WPP GP LLC (“WPP GP”), is the general partner of WP X GP. Warburg Pincus Partners, L.P. (“WP Partners”), is the managing member of WPP GP. Warburg Pincus Partners GP LLC (“WP Partners GP”) is the general partner of WP Partners. Warburg Pincus & Co. (“WP”) is the managing member of WP Partners GP. Warburg Pincus LLC (“WP LLC” and, collectively with WPX GP, WP X LP, WP X GP, WPP GP, WP Partners, WP Partners GP, WP and the WP Sellers, the “Warburg Pincus entities”) is the manager of WPPE X and WP X LP. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. The address of each of the persons named in this footnote is 450 Lexington Avenue, New York, New York 10017.
(6)	Igloo Manager Co-Invest, LLC (“Co-Invest Manger”) is the managing member of Igloo Co-Invest, LLC (“Co-Invest”). SLTA III and WP X LP jointly own Co-Invest Manager and have appointed Michael Bingle and James Neary, respectively, as its management committee. As result of the agreements described in footnote (3) above and their ownership of Co-Invest Manager, certain of the Silver Lake entities and the Warburg Pincus entities along with Messrs. Bingle and Neary may be deemed to have voting and dispositive power over the securities held by Co-Invest; however, each of them disclaims beneficial ownership of such securities.

PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may from time to time offer some or all of the Registrable Securities.

The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the Registrable Securities covered by this prospectus supplement, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the Registrable Securities. We will not receive any proceeds from the sale of our common stock covered hereby.

The selling stockholders may sell the Registrable Securities covered by this prospectus supplement from time to time, and may also decide not to sell all or any of the Registrable Securities that they are allowed to sell under this prospectus supplement. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling stockholders in one or more types of transactions, which may include:

•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the Registrable Securities for whom they may act as agent;

•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the Registrable Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of Registrable Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Registrable Securities;

•	short sales or transactions to cover short sales relating to the Registrable Securities;

•	one or more exchanges or over-the-counter market transactions;

•	through distribution by a selling stockholder or its successor-in-interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling stockholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

Each selling stockholder may also resell all or a portion of its Registrable Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144 and all applicable laws and regulations.

The selling stockholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus supplement but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholder or borrowed from the selling stockholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus supplement in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement or a post-effective amendment to the registration statement of which this prospectus supplement is a part as may be required.

In addition, the selling stockholders may engage in hedging transactions with broker-dealers in connection with distributions of Registrable Securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell securities short and redeliver securities to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus supplement. The selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the Registrable Securities so loaned or pledged pursuant to this prospectus supplement. Such borrower or pledgee also may transfer those Securities to investors in our securities or the selling stockholders’ securities or in connection with the offering of other securities not covered by this prospectus supplement.

To the extent necessary, the specific terms of the offering of Registrable Securities, including the specific Registrable Securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to underwriters or agents or paid or allowed to dealers will be set forth in a supplement to this prospectus supplement or a post-effective amendment to this registration statement of which this prospectus supplement forms a part. The selling stockholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase Registrable Securities from the selling stockholders at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. Any contracts like this will be described in and be subject to the conditions set forth in a supplement to this prospectus supplement or a post-effective amendment to this registration statement of which this prospectus supplement forms a part.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of Registrable Securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of Registrable Securities covered hereby, the selling stockholders and any underwriter, broker-dealer or agent, any other participating broker-dealer that executes sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling stockholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” under the Securities Act must deliver this prospectus supplement and the accompanying prospectus in the manner required by the Securities Act. This delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.

We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholders or their affiliates in the ordinary course of business.

In order to comply with applicable securities laws of some states or countries, the Registrable Securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the Registrable Securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. Any Registrable Securities of a selling stockholder covered by this prospectus supplement that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus supplement.

In connection with an offering of Registrable Securities under this prospectus supplement, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Registrable Securities offered under this prospectus supplement. As a result, the price of the Registrable Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, the NASDAQ Stock Exchange or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

PROSPECTUS

INTERCONTINENTAL EXCHANGE, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

Guarantees

Intercontinental Exchange, Inc. (“ICE”) may, from time to time, in one or more series, offer to sell the securities identified above. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement describing the method and terms of the applicable offering.

The obligations of ICE under any debt securities issued by the company may be fully and unconditionally guaranteed by NYSE Holdings LLC (“NYSE Holdings”), a wholly owned subsidiary of ICE.

One or more selling stockholders may use this prospectus in connection with their resales of shares of common stock from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. Information about any selling stockholder and its resale of shares of common stock, including the relationship between such selling stockholder and ICE and the amounts, prices and other terms of the applicable offering, will be included in the applicable prospectus supplement, if required.

Our common stock is listed on the New York Stock Exchange under the symbol “ICE.”

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

Investing in the securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors ” beginning on page 25 in ICE’s Annual Report on Form 10-K for the year ended December  31, 2014, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement for a description of the factors you should consider before deciding to invest in any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 3, 2015

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. None of ICE, NYSE or any selling stockholder has authorized anyone to provide you with information other than the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, or any free writing prospectus that ICE prepares and distributes. None of ICE, NYSE or any selling stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the registrants have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, ICE may offer the securities described in this prospectus in one or more offerings and the additional registrant may offer a related guarantee. Each time ICE sells securities or the additional registrant sells a related guarantee, it will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

Unless the context otherwise requires, in this prospectus, “we”, “our” or “us” refer to ICE.

WHERE YOU CAN FIND MORE INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov or on our Internet site at http://www.intercontinentalexchange.com. Except for the documents referred to under this caption “Where You Can Find More Information” in this prospectus or any accompanying prospectus supplement which are specifically incorporated by reference into this prospectus or any accompanying prospectus supplement, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus or any accompanying prospectus supplement. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The registrants have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the applicable offering of securities by means of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1)	Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, filed on February 5, 2015 (File No. 001-36198);

2)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2015, filed on May 5, 2015 (File No. 001-36198);

3)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended June 30, 2015, filed on August 5, 2015 (File No. 001-36198);

4)	Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended September 30, 2015, filed on October 28, 2015 (File No. 001-36198);

5)	Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 15, 2015, filed on March 30, 2015 (solely to the extent incorporated by reference into Part III of Intercontinental Exchange Inc.’s 2014 Annual Report on Form 10-K) (File No. 001-36198);

6)	Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on January 6, 2015; May 19, 2015; May 27, 2015; September 17, 2015; October 26, 2015; October 28, 2015; November 10, 2015; November 13, 2015; November 18, 2015; and November 24, 2015 (File No. 001-36198); and

7)	All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. See “Risk Factors” below for information regarding important risk factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

INTERCONTINENTAL EXCHANGE

Together with our consolidated subsidiaries, we are a leading global operator of regulated exchanges, clearing houses and listing venues, and a provider of data services for commodity and financial markets. We operate regulated marketplaces for trading and clearing a broad array of derivatives and securities contracts across major asset classes, including energy and agricultural commodities, interest rates, equities, equity derivatives, credit derivatives, bonds and currencies.

Our exchanges include: futures exchanges in the United States, United Kingdom, continental Europe, Canada and Singapore and cash equities exchanges and equity options exchanges in the United States. We operate over-the-counter, or OTC, markets for physical energy and credit default swaps, or CDS. We also own seven central counterparty clearing houses serving the global derivatives markets. Through our trading, clearing, listings and post-trade platforms, we bring together buyers and sellers by offering liquid markets, benchmark products, access to capital markets, data and a range of services to support market participants’ investing, risk management and capital raising activities.

We were previously known as IntercontinentalExchange Group, Inc. and changed our name to Intercontinental Exchange, Inc., a Delaware corporation, on June 2, 2014. We were organized on March 6, 2013 as a direct, wholly-owned subsidiary of Intercontinental Exchange Holdings, Inc. (formerly known as IntercontinentalExchange, Inc.) for the purpose of effecting Intercontinental Exchange Holdings, Inc.’s acquisition of NYSE Holdings LLC (formerly known as NYSE Euronext Holdings LLC) (“NYSE Holdings”), which occurred on November 13, 2013 in a stock and cash transaction valued at $11.1 billion. Upon completion of the acquisition, Intercontinental Exchange Holdings, Inc. and NYSE Holdings each became our wholly-owned subsidiaries. NYSE Holdings is a guarantor of certain of our existing senior indebtedness. NYSE Holdings LLC was organized on May 22, 2006 as a Delaware limited liability company. The predecessor entity to Intercontinental Exchange Holdings, Inc. was established in May 2000.

Our principal executive offices are located at 5660 New Northside Drive, Atlanta, Georgia 30328, and our telephone number is 770-857-4700.

RISK FACTORS

Investing in securities issued by ICE and NYSE Holdings involves risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our consolidated ratio of earnings to fixed charges for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income before adjustment for fixed charges, and adjusted for non-controlling interests in consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense on outstanding debt, interest expense on line of credit, amortization of debt issuance costs and effective interest expense on the Russell license.

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	19.5x	15.0x	9.7x	21.0x	22.4x	20.4x

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner set forth in the applicable prospectus supplement, which may include general corporate purposes.

ICE will not receive any proceeds from the sale of shares of common stock by any selling stockholder.

DESCRIPTION OF SECURITIES

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We or any selling stockholder may sell shares of our common stock, $0.01 par value per share.

The following summary is a description of the material terms of ICE’s capital stock. You should also refer to (1) the second amended and restated certificate of incorporation of ICE, which is also referred to as the certificate of incorporation, (2) the fifth amended and restated bylaws of ICE, which is also referred to as the bylaws, and (3) the applicable provisions of the Delaware General Corporation Law.

Pursuant to the certificate of incorporation, ICE’s authorized capital stock consists of six hundred million (600,000,000) shares, each with a par value of $0.01 per share, of which:

•	one hundred million (100,000,000) shares are designated as preferred stock; and

•	five hundred million (500,000,000) shares are designated as common stock.

All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued and sold, validly issued, fully paid and nonassessable.

ICE’s common stock has the following rights and privileges:

•	Voting: ICE and certain of its subsidiaries are subject to limitations and requirements relating to the voting of ICE capital stock. For so long as ICE directly or indirectly controls any U.S. regulated subsidiary (as defined in Article V of the certificate of incorporation), no person, either alone or together with its related persons (as that term is defined in Article V of the certificate of incorporation) is entitled to vote or cause the voting of shares of ICE common stock representing in the aggregate more than 10% of the outstanding shares of ICE common stock. ICE will disregard any votes cast in excess of the 10% voting limitation unless the ICE board of directors expressly permits a person, either alone or together with its related persons, to exercise a vote in excess of the voting limitation and the SEC approves such vote.

•

Ownership: ICE and certain of its subsidiaries are subject to limitations and requirements relating to the ownership of ICE capital stock. For so long as ICE directly or indirectly controls any U.S. regulated subsidiary, no person, either alone or together with its related persons may beneficially own shares of ICE common stock representing in the aggregate more than 20% of the outstanding number of votes entitled to be cast on any matter. The 20% ownership limitation will apply unless the ICE board of directors expressly permits a person, either alone or together with its related persons, to own shares in excess of limitation and the SEC approves such exception. If no such permission is granted and approved, any person who owns shares of ICE common stock in excess of the 20% ownership threshold will be obligated to sell, and ICE will be obligated to purchase, at par value the number of shares held by such person above the ownership limitation.

•	Dividends and distributions: The holders of shares of ICE common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the ICE board of directors from legally available assets or funds.

•	Liquidation, dissolution or winding-up: In the event of the liquidation, dissolution or winding-up of ICE, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of any ICE preferred stock.

•	Restrictions on transfer: Neither the certificate of incorporation nor the bylaws contain any restrictions on the transfer of shares of ICE common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

•	Redemption, conversion or preemptive rights: Holders of shares of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for ICE securities.

•	Other provisions: There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by ICE.

The rights, preferences, and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of any series of preferred stock that ICE may designate and issue in the future. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Limitation of Liability and Indemnification Matters

The certificate of incorporation provides that no ICE director will be liable to ICE or its stockholders for monetary damages for breach of fiduciary duty as a director, except in those cases in which liability is mandated by the Delaware General Corporation Law, and except for liability for breach of the director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or any transaction from which the director derived any improper personal benefit. The bylaws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or senior officer of ICE or, at the request of ICE, serves or served as a director, officer, partner, member, employee or agent of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. The bylaws also provide that, to the extent authorized from time to time by the ICE board of directors, ICE may provide to any one or more other persons rights of indemnification and rights to receive payment or reimbursement of expenses, including attorneys’ fees.

Section 203 of the Delaware General Corporation Law

ICE is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or a certain level of stock is acquired upon consummation of the transaction in which the person became an interested stockholder. A business combination includes, among other things, a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203 of the Delaware General Corporation Law, a business combination between ICE and an interested stockholder is prohibited during the relevant three-year period unless it satisfies one of the following conditions:

•	prior to the time the stockholder became an interested stockholder, the ICE board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of ICE voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

•	the business combination is approved by the ICE board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of ICE outstanding voting stock that is not owned by the interested stockholder.

Certain Anti-Takeover Matters

The certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the ICE board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Board of Directors

Vacancies and newly created seats on the ICE board may be filled only by the ICE board of directors. Generally, only the ICE board of directors may determine the number of directors on the ICE board of directors. However, if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, then the number of directors elected by the holders of such stock will be determined according to the terms of the stock and pursuant to the resolutions relating to the stock. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on the board makes it more difficult to change the composition of the ICE board of directors, but these provisions promote a continuity of existing management.

Advance Notice Requirements

The bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of ICE stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the ICE secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of ICE not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Adjournment of Meetings of Stockholders Without a Stockholder Vote

The bylaws permit the chairman of the meeting of stockholders, who is appointed by the board of directors, to adjourn any meeting of stockholders for a reasonable period of time without a stockholder vote.

Special Meetings of Stockholders

The bylaws provide that special meetings of the stockholders may be called by the board of directors, the chairman of the board, the chief executive officer, or at the request of holders of at least 50% of the shares of common stock outstanding at the time that would be entitled to vote at the meeting.

No Written Consent of Stockholders

The certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting. The certificate of incorporation does not permit holders of ICE common stock to act by written consent without a meeting.

Amendment of Certificate of Incorporation and Bylaws

Under the Delaware General Corporation Law, unless a corporation’s certificate of incorporation imposes a higher vote requirement, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class. Under the certificate of incorporation, the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of common stock and all other outstanding shares of stock of ICE entitled to vote on such matter is required to amend, modify in any respect or repeal any provision of the certificate of incorporation related to: (i) considerations of the board of directors in taking any action; (ii) limitations on stockholder action by written consent; (iii) the required quorum at meetings of the stockholders; (iv) the amendment of the bylaws by the stockholders; (v) the location of stockholder meetings and records; (vi) limitations on voting and ownership of ICE common stock and (vii) the provisions in Article X requiring such a supermajority vote. Additionally, the minimum applicable stockholder approval percentage will be 80% for any amendment to the ICE certificate of incorporation seeking to reduce the minimum percentage of votes, set forth in the bylaws, required for certain amendments to the bylaws.

Subject to certain exceptions, the ICE board of directors is expressly authorized to adopt, amend or repeal any or all of the bylaws of ICE at any time. ICE stockholders may adopt, amend or repeal any of the ICE Group bylaws by an affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding ICE Group common stock entitled to vote on the matter.

For so long as ICE shall control, directly or indirectly, any U.S. Regulated Subsidiary, before any amendment or repeal of any provision of the bylaws or the certificate of incorporation may become effective, it must be filed with, or filed with and approved by, the SEC or submitted to the boards of directors of New York Stock Exchange LLC, NYSE Market (DE), Inc., NYSE Regulation, Inc., NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE MKT LLC. If any of these boards of directors determines that the amendment or repeal must be filed with, or filed with and approved by, the SEC under Section 19 of the Exchange Act, then the amendment or repeal shall not be effectuated until filed with, or filed with and approved by, as applicable, the SEC.

Blank Check Preferred Stock

The certificate of incorporation provides for one hundred million (100,000,000) authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of ICE by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the ICE board of directors were to determine that a takeover proposal is not in the best interests of ICE, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants the ICE board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. The board of directors currently does not intend to seek stockholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

Listing

ICE’s common stock is listed on the New York Stock Exchange under the symbol “ICE”.

Transfer Agent

The transfer agent for ICE common stock is Computershare Investor Services.

Preferred Stock; Depositary Shares

Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock, our board must set the terms thereof. We may sell shares of our preferred stock, $0.01 par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment and which may be fully and unconditionally guaranteed by NYSE Holdings. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange, whether such debt securities shall be guaranteed by NYSE Holdings and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, our senior debt securities will be issued in one or more series under an indenture, to be entered into between ICE, and Wells Fargo Bank, National Association, as trustee, and to which NYSE Holdings may become a party as guarantor. Wells Fargo Bank, National Association will also be appointed to act as the paying agent, conversion agent, registrar and custodian with regard to the senior debt securities. The form of indenture relating to our senior debt securities is filed as an exhibit to the registration statement of which this prospectus is a part. Unless otherwise specified in the applicable prospectus supplement, our subordinated debt securities will be issued in one or more series under an indenture, to be entered into between ICE and Wells Fargo Bank, National Association, as trustee, or a different trustee named in such indenture, and to which NYSE Holdings may become a party as guarantor. The form of indenture relating to our subordinated debt securities is filed as an exhibit to the registration statement of which this prospectus is a part.

Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. The prospectus supplement relating to any series of debt securities will describe the specific terms of such debt securities. Unless otherwise stated in the applicable prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

ICE expects the debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The debt securities and the indentures under which the debt securities will be issued will be governed by and construed in accordance with the law of the State of New York.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

Guarantees of Debt Securities

NYSE Holdings may fully and unconditionally guarantee the debt securities of ICE. The particular terms of NYSE Holdings’ guarantees, if any, of a particular issue of ICE debt securities will be described in the related prospectus supplement. Any guarantees of ICE debt securities will be governed by and construed in accordance with the law of the State of New York.

At the time of an offering and sale of ICE debt securities, this prospectus together with the accompanying prospectus supplement will describe the material terms of the guarantees, if any, of the ICE debt securities being offered.

PLAN OF DISTRIBUTION

We or any selling stockholder may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement, if required.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and subsidiaries appearing in ICE’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of ICE’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.